Exhibit 3

July 22, 2003

Contact Information:
Nissin Co., Ltd.
Hitoshi Higaki
Managing Director and General Manager,
Operations Control Div.
Tel: (TOKYO) +81-3-3348-2424
E-mail: Info-ir@nissin-f.co.jp

Notice of Address Change

We are pleased to announce the relocation of our Tokyo head office and start of operations at the new premises effective July 22, 2003.

From:

6-1, 1-chome, Nishi-Shinjuku Shinjuku L-Tower 15F Shinjuku-ku, Tokyo 163-1555, Japan

To:

6-1, 1-chome, Nishi-Shinjuku Shinjuku L-Tower 25F Shinjuku-ku, Tokyo 163-1525, Japan

The investor relations-related telephone and fax numbers remain unchanged.